Exhibit 10.1

RELEASE AND SEVERANCE AGREMENT

This Release and Severance Agreement (this "Release") is entered into by and between James W. Dobbins ("Employee") and Turning Point Brands, Inc. ("Turning Point" and, collectively with its direct and indirect subsdiary(ies), the "Company"). Employee and Turning Point are referred to herein as the "Parties."

RECITALS

A.
Employee and Turning Point are parties to an Employment Letter, dated as of November 23, 2015 (the "Employment Agreement"), which provides for severance after termination in certain circumstances, conditioned upon Employee first signing a general release of claims following termination of Employee's employment, which release becomes irrevocable in accordance with its terms.

B.
This Release is the contemplated release of claims under the Employment Agreement of which Employee has had notice since the Employment Agreement was executed, it being annexed thereto (the "Presentation Date").

C.	Employee's employment with the Company will end on October 31, 2020 (the "Separation Date").

D.	The Parties desire to settle any and all other claims, if any, that Employee may have against the Company or any of its employees that are releasable by law.

AGREEMENT

NOW, THEREFORE, in consideration for the covenants and mutual promises contained in the Employment Agreement, the Parties agree as follows:

PART I

For and in consideration of the promises made herein by Employee in Part II and Part III of this Release, and his performance thereof, the sufficiency of which, either separately or combined, is hereby acknowledged, Turning Point agrees as follows:

1.1       Severance Benefits to Employee. In exchange for Employee signing this Release, complying with its terms, and not revoking this Release, the Company will pay and provide to Employee the following benefits (the "Severance Benefits"): (i) 12 months of Employee’s base salary paid on the Company’s normal pay dates beginning on the Separation Date, provided that payments will not begin until expiration of the seven day revocation period in Section 2.4, with the first payment including all accrued amounts since the Separation Date; (ii) a severance bonus equal to the average of the annual cash bonuses received by Employee for the 24 months prior to the Separation Date, paid in two equal installments with the first installment made when annual bonuses are paid to employees generally in 2021 but not later than April 30, 2021 and the second installment on November 1, 2021; (iii) Employee’s accrued, unused vacation as of the Separation Date, if any, paid on the next pay date following termination; (iv) the Company will pay Employee’s COBRA premiums for continued medical, dental and vision coverage for the 18 months following the Separation Date provided Employee timely elects COBRA for each such benefit (which premiums shall be taxable to Employee); (v) Employee shall vest as of the Separation Date in outstanding stock option awards under the Company’s 2006 and 2015 Equity Incentive Plans (the “Equity Plans”), the options shall only become exercisable on the original vesting dates stated at grant of options, and those options will continue to be exercisable until their original expiration date as if Employee’s employment continued; (vi) Employee shall retain the Company-issued computer and related accessories and equipment and the Company-issued cell phone and number; and (vii) Employee shall vest and be entitled to payment of any performance restricted stock units or similar awards under the Equity Plans, if any value is payable and on the same date as payable had employment continued, as and when therein required, with all of the Severance Benefits conditioned on Employee signing this Release.  Severance Benefits will be provided if, and only if, (1) Employee signs this Release and returns it to the Company on or after his Separation Date (the Parties are signing this Release in August 2020 as documentation of the terms, but Employee must re-sign at actual separation); and (2) the seven  day revocation period in Part II, Section 2.4 below has expired on or before the  55th day after Separation Date, provided that Employee has not exercised his right to revoke this  Release in accordance with Part II, Section 2.4 below.

1.2       Separate and Adequate Age Claim Consideration. The Parties expressly agree and acknowledge that a portion of the Severance Benefits in Section 1.1 above represents separate and adequate consideration, to which Employee is not otherwise entitled, in exchange for Employee's Age Claim Waiver, set out below in Part II. Turning Point's present promise to provide this consideration is exchanged for Employee's present release of any Age Claims at the time of the execution of this Release.

PART II

For and in consideration of the promises made herein by Turning Point in Part I of this Release, and its performance thereof, the sufficiency of which is hereby acknowledged, Employee agrees as follows:

2.1      General Release and Waiver of All Claims and Potential Claims. Employee hereby releases all claims and potential claims, known and unknown, against the Company that are releasable by law. More specifically, for and on behalf of himself and his family, dependents, heirs, executors, administrators and assigns, Employee hereby irrevocably and unconditionally releases the Company and its respective predecessors, successors, and all their past, present or future assigns, parents, subsidiaries, affiliates, insurers, attorneys, divisions, subdivisions and affiliated entities, together with their respective current and former officers, directors, shareholders, fiduciaries, administrators, trustees, agents, servants, employees, attorneys, insurers and/or representatives, and their respective predecessors, successors and assigns, heirs, executors, administrators, and any and all other affiliated persons, firms, plans or corporations which may have an interest by or through them (collectively "Releasees"), both jointly and individually, from any and all claims, actions, arbitrations, and lawsuits, of any nature whatsoever, known or unknown to Employee, accrued or unaccrued, which he ever had, now has or may have had against Releasees since the beginning of time through the date of execution of this Release. This general release and waiver of claims includes, but is not limited to, any and all claims, demands, causes of action, suits, debts, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses that are releasable by law (including, without limitation, attorneys fees and costs actually incurred or to be incurred) of any nature or description whatsoever, in law or equity, whether known or unknown, in connection with or arising out of his employment with the Company and/or termination of said employment. Claims being released include, without limitation, any and all employment-related claims that are releasable by law arising under federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions prohibiting discrimination in employment on the basis of sex, race, religion, national origin, age, disability and/or veterans' status, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981, 1981a, 1983 and 1985, the Civil Rights Act of the State in which Employee resides and works, the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, et seq., the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Pregnancy Discrimination Act, the Federal Rehabilitation Act of 1973, Executive Order 11246, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. §§ 201, et seq., the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq., the Genetic Information Non-Discrimination Act, 42 U.S.C. §§ 2000ff et seq, the minimum wage act, wage payment law and wage discrimination statutes and workers compensation statures and similar state laws of the state in which Employee has provided services, in all instances as amended. This general release and waiver of claims also includes, but is not limited to, any and all claims for unpaid benefits or entitlements asserted under any plan, policy, benefits offering or program (except as otherwise required by law), any and all contract or tort claims, including, without limitation, claims of wrongful discharge, assault, battery, intentional infliction of emotional distress, negligence, and/or defamation against Releasees.

2.2      Mutual Nondisparagement.  You agree that following the termination of your employment for any reason, you shall not publicly make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic. Electronic. or by any other method) about the Company or its subsidiaries or any of their respective owners, partners, managers, directors, officers, employees or agents, including, without limitation, any remarks or statements that could be reasonably expected to adversely affect in a material manner (i) the conduct of the Company’s or its subsidiaries’ businesses or (ii) the business reputation or relationships of the Company or its subsidiaries and/or any of their past or present officers, directors, agents, employees, attorneys, successors and assigns, in each case, except to the extent required by law or legal process. Similarly, following termination of your employment for any reason, neither the Company’s officers, nor the members of the Board, shall make any such statements about you.

Nothing in this Section 2.1, Section 2.3, or any other provision in the remainder of this Release shall be construed to prevent Employee from making a claim for indemnity under law or governance documents providing for indemnity or insurance against claims for acts or omissions in his capacity acting as an officer or director of the Company. Furthermore, nothing in this Section 2.1, Section 2.2, or any other provision in the remainder of this Release shall be construed to prohibit Employee from talking to, cooperating in any investigation by, and/or filing a charge with, the U.S. Equal Employment Opportunity Commission (the “EEOC”) or any other similar state or local fair employment practices administrative agency. However, by signing this Release, Employee hereby waives the right to recover from Releasees any relief from any charge or claim pursued or otherwise prosecuted by him, or by persons or entities like the EEOC acting by or through him, including, without limitation, the right to attorneys' fees, costs, and any other relief, whether legal or equitable, sought in such charge, claim, or other proceeding.

2.3      Age Claim Waiver. Employee further agrees that his full general release includes a waiver of his rights, if any, to assert or allege discrimination based upon age pursuant to the Age Discrimination in Employment Act or any and all other federal, state or local laws or regulations prohibiting discrimination on the basis of age (collectively, "Age Claim Waiver").

2.4       Adequate Consideration Period/Consult an Attorney. Employee acknowledges that he is hereby instructed that he may and should consult an attorney of his own choosing regarding the terms of this Release, and specifically including the Age Claim Waiver, and that he has been given at least twenty-one (21) days to consider the terms of this Release and whether to sign this Release, although Employee may choose to sign this Release prior to the expiration of this twenty-one (21) day period. The Parties agree that if Employee fails to execute this Release prior to the expiration of the twenty-one (21) day period or prior to the deadline set forth in Section 1.1 hereof, this Release will be null and void.

2.5       Seven (7) Day Revocation Period. Employee further agrees that he is hereby instructed by the Company that, following his signing of this Release, Employee shall have up to seven (7) days to withdraw, rescind or revoke this Release by providing written notice to Kelly L. Goldman, Vice-President Human Resources; 5201 Interchange Way; Louisville, KY  40229, but that, in the event Employee exercises his right to withdraw or rescind this Release, all terms of this Release, including, without limitation, Turning Point's duty to provide the Severance Benefits provided in Part I, Section 1.1, above, shall be void and of no effect.

2.6      Permanent Waiver of Re-employment. In order to effect the degree of separation contemplated by the Parties, Employee acknowledges his present intent to permanently remove himself from the labor pool of the Company as of the Separation Date and forever thereafter. In order to accomplish this present permanent removal from Releasees' labor pool, Employee agrees that he will not seek and will not accept hiring, rehiring, placement, or reinstatement with Releasees, as an employee or a temporary worker.

2.7       Section 409A. The Parties intend and believe that the salary continuation and average bonus Severance Benefits are exempt from Section 409A of the Internal Revenue Code (“IRC”) as benefits payable upon an involuntary separation of employment that do not exceed two times the 401(a)(17) compensation limit and that are paid by the end of the year after the year of separation, and other Severance Benefits are exempt from IRC Section 409A as short-term deferrals or otherwise. The parties have nonetheless agreed to refer to Employee’s separation as retirement, which does not change the character of the separation.  Employee will be providing certain consulting services on a transition basis following termination and the Parties believe those services will be less than 20% of the average services provided by Employee over the prior 36 months.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with, or are exempt from compliance from, IRC Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with IRC Section 409A.

PART III
Other Agreements

3.1      Additional Covenants by Employee. Employee represents, warrants and covenants that, as of the date he signs this Release, (1) he is unaware of any wages (as that term is defined by applicable state law) that are owed to him by the Company and that have not been paid, with the exception of one week’s salary and any accrued, unused vacation; (2) he is unaware of any request for leave under the Family and Medical Leave Act that was denied; (3) he has no known work-related injury, disability, or illness, and has not requested any accommodation under the Americans With Disabilities Act or similar state law that has not been satisfied; and (4) he is unaware of any document, circumstance, occurrence, or any conduct on behalf of the Company or any of its agents, employees, officers or directors, or any Releasee, which can or should be reported to any state or federal authority as a violation of any law, standard, or regulation, upon which representations the Company expressly relies in entering into this Release.

3.2      Knowing and Voluntary Agreement. Employee agrees and acknowledges that he has been advised to consult an attorney regarding the terms of this Release and that he has carefully reviewed, studied and thought over the terms of this Release. Employee further acknowledges and agrees that he knowingly and voluntarily entered into and signed this Release after deliberate consideration and review of all of its terms and provisions, that he was not coerced, pressured or forced in any way by the Company, any Releasee or anyone else to accept the terms of this Release, and that the decision to accept the terms of this Release was entirely his own.

3.3      No Wrongdoing By the Parties. The Parties further agree that they have entered this Release to resolve any and all claims, if any, Employee may have against the Company or any other Releasee, and that this Release does not constitute an admission of, or is to be used as evidence of, any liability, violation or wrongdoing of any kind.

3.4      Choice of Law; Interpretation; Captions. The Parties understand and agree that this Release shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Kentucky and the language of this Release shall in all cases be interpreted as a whole, according to its fair meaning and not strictly for or against either of the Parties, regardless of which is the drafter of this Release. Captions and headings used herein are for convenience of reference only.

3.5      Exclusive Jurisdiction; Venue. The Parties understand and agree that the federal and/or state courts located in the Commonwealth of Kentucky shall have exclusive jurisdiction with regard to any litigation relating to this Release and that venue shall be proper only in the Commonwealth of Kentucky and any federal court whose judicial district encompasses the Commonwealth of Kentucky, and that any objection to this jurisdiction or venue is specifically waived.

3.6      Entire Agreement. The Parties agree that this Release sets forth the entire agreement between the Parties on the subject matter herein and fully supersedes any and all other prior agreements or understandings between them, except for the terms in the Employment Agreement referred to herein, the Consulting Agreement (dated as of August 19, 2020), and any agreements between Employee and the Company regarding non-disclosure of confidential information, intellectual property, non-solicitation of customers, employees or contractors, non-competition, and/or other restrictive covenant obligations, which agreements, if any, shall remain in full force and effect according to their terms. This includes, without limitation, Employee’s continuing obligations under Sections 7-11 of the Employment Agreement. This Release may be amended or superseded only by a subsequent writing, executed by the Party against whom enforcement is sought.

3.7       Agreement to Indemnify. The Parties agree that should Employee seek to overturn, set aside, or legally challenge any release of claims, promise or covenant made by him under this Release, by judicial action or otherwise, the Company and/or Releasees shall be entitled to recover from Employee its costs of defending and enforcing the terms of this Release and/or any other claim brought by or against the Company or Releasees, including, without limitation, reasonable attorneys' fees. The Parties acknowledge and agree that each Releasee is an intended third-party beneficiary of this Release and may enforce the terms of this Release accordingly.

[signature page follows]

I, JAMES W. DOBBINS, UNDERSTAND AND AGREE THAT THIS RELEASE CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS THAT ARE RELEASEABLE BY LAW.

/s/ James W. Dobbins
James W. Dobbins

Date:	8/19/2020

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TURNING POINT BRANDS, INC.

By:	/s/ Lawrence S. Wexler

Title:	President and Chief Executive Officer

Date:	8/19/2020